77D.    Policies with respect to security investments



(g) Disclosure Relating to the NACM Growth Fund

Effective April 1, 2005, the NACM Global Growth Fund changed the range of its portfolio holdings. The disclosure in the NACM Growth Fund
Summary is revised to reflect the "Approximate Number of Holdings" as between "50-80."


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(g) Disclosure Relating to the RCM Global Technology Fund

Effective April 1, 2005, the NACM Global Growth Fund changed the range of its portfolio holdings. The disclosure in the RCM Global Technology
Summary is revised to reflect the "Approximate Number of Holdings" as between "30-120."


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(g) Disclosure Relating to the RCM International Growth Equity Fund

Effective April 1, 2005, the NACM Global Growth Fund changed the range of its portfolio holdings. The disclosure in the RCM International Growth Equity Fund Summary is revised to reflect the "Approximate Number of Holdings" as between "50-115."


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(g) Disclosure Relating to the NFJ Small Cap Value Fund

Effective June 1, 2005 the Fund Summary for the NFJ Small Cap Value Fund changed the ranged of the Fund's "Approximate Capitalization Range" to "Between 100 million and 2.8 billion".


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(g) Disclosure Relating to the RCM Financial Services and RCM Global Resources
Funds

Effective April 1, revised summaries were updated to indicate that each Fund is now a "non-diversified" fund. The second paragraph of each fund summary was updated to include: The Fund is "non-diversified," which means that it may invest in a relatively small number of issuers.


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(g) Disclosure Relating to the PEA Growth & Income Fund


			Supplement Dated June 13, 2005
	to the Prospectus for Institutional and Administrative Class Shares
	of Allianz Funds Dated November 1, 2004 (as revised April 1, 2005)
      This supplement supercedes and replaces in its entirety the Supplement
				dated May 2, 2005.


The first four paragraphs of the Fund Summary for the Fund are deleted and replaced with the following:

The Fund seeks to achieve its investment objective by normally investing at least 65% of its assets in securities of companies with market capitalizations of greater than $5 billion at the time of investment. Under normal circumstances, the Fund will invest primarily in a portfolio of common stocks and other securities selected for both their growth potential and income potential, as described below. The Fund may also, to a limited degree, invest in securities selected exclusively for their growth potential or their income potential.

When selecting securities for their growth potential, the portfolio managers seek to identify companies that strike a balance of superior earnings growth (relative to companies in the same industry or the market as a whole), high profitability, consistent and predictable earnings and reasonable valuation. Through fundamental research, the portfolio managers seek to identify companies that are gaining market share, have superior management and possess a sustainable competitive advantage, such as superior or innovative products, personnel and distribution systems.

When selecting securities for their income potential, the portfolio managers focus principally on dividend-paying common stocks. They seek to identify companies that have dividend yields which compare favorably to the yield on the S&P 500 Index and which also have strong operating fundamentals. The Fund may also invest to a limited degree in income-producing preferred stocks, convertible securities and real estate investment trusts (REITs). The Fund may also invest up to 10% of its assets in corporate bonds, which will typically consist of investment grade securities of varying maturities but may also include high yield securities ("junk bonds") rated at least B by Standard & Poor's Rating Services or Moody's
Investors Service, Inc. or, if unrated, determined by the Adviser to be of comparable quality.

The Fund's portfolio managers may choose to sell a security when they believe that its growth or income will be disappointing (e.g., due to lower than expected earning, revenues or profitability) or that market sentiment on the company will turn negative. The portfolio managers will also consider selling a security if an alternative investment is deemed to have more attractive growth or income potential.


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